Exhibit 99.2

Medivation Contacts

Rick Bierly

Chief Financial Officer

(415) 543-3470

Anne Bowdidge

Senior Director, Investor Relations

(650) 218-6900

MEDIVATION TO REDEEM OUTSTANDING CONVERTIBLE NOTES DUE 2017

SAN FRANCISCO, CA – June 19, 2015 – Medivation, Inc. (Nasdaq: MDVN) today announced that it has issued a notice of redemption to redeem on July 24, 2015 all of its outstanding 2.625% Convertible Notes due 2017 (the “Notes”). As of June 18, 2015, $167.7 million of the Notes was outstanding. The last reported sale price of Medivation’s common stock was $116.62 per share on June 18, 2015.

The notice of redemption provides that the Notes called for redemption would be redeemed at a stated redemption price equal to 100% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to (but not including) the redemption date.

Holders may convert the Notes at any time prior to the close of business on July 22, 2015 at a conversion rate of 19.5172 shares of Medivation’s common stock per $1,000 principal amount of Notes (which is equivalent to a conversion price of approximately $51.24 per share) with a related Conversion Period (as defined in the Indenture for the Notes) of June 23, 2015 through July 21, 2015. Holders who want to convert their Notes must satisfy the requirements set forth in Article 5 of the Indenture for the Notes. In the event that holders elect to convert their Notes in connection with the redemption, the Company will satisfy its conversion obligations to holders by paying cash equal to the principal amount of the Notes and any conversion obligation in excess of the principal amount will be paid in shares of Medivation’s common stock.

Medivation’s notice to holders specifying the terms, conditions and procedures for the redemption and/or conversion is available through The Depository Trust Company and the Trustee, Wells Fargo Bank, National Association.

Wells Fargo Bank, National Association, in their capacity as either paying agent for the redemption or conversion agent, can be contacted at 1-800-344-5128.

About Medivation Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com